Exhibit 99.1

Oramed Pharmaceuticals Announces Reverse Stock Split

Reverse Stock Split is made in connection with the company’s previously filed application to list its shares on Nasdaq

JERUSALEM January 22, 2013—Oramed Pharmaceuticals Inc. (OTCQB:ORMP) (www.oramed.com), a developer of oral drug delivery systems, announced today that its previously announced one for twelve reverse stock split has become effective. As of the open of business on January 23, 2013, the shares of Oramed will be trading on a reverse split-adjusted basis on the OTCQB Market under the symbol "ORMPD", which replaces the previous symbol "ORMP" for the next 20 business days. Oramed effected the reverse stock split in order to help it meet the qualifications for listing its shares on the Nasdaq Capital Market.

The reverse split reduces the number of shares of Oramed’s authorized shares of common stock from approximately 200,000,000 to approximately 16,666,667 and outstanding shares common stock from approximately 86,505,020 to approximately 7,209,652. The exercise price and the number of shares of common stock issuable under Oramed’s outstanding warrants and options have been proportionately adjusted to reflect the reverse stock split. Fractional shares created as a result of the stock split will be rounded up to the next whole share.

 “We are taking steps to move our company forward on many fronts and this reverse stock split puts us closer to our goal of up-listing to a major market in the U.S. “commented Oramed CEO, Nadav Kidron.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines currently delivered via injection. Established in 2006, Oramed's technology is based on over 25 years of research by top research scientists at Jerusalem's Hadassah Medical Center. Oramed is seeking to revolutionize the treatment of diabetes through its proprietary flagship product, an orally ingestible insulin capsule (ORMD-0801) currently approaching FDA-approved Phase 2 clinical trials, and with its oral exenatide capsule (ORMD-0901; a GLP-1 analog), currently approaching Phase 1b/2a trials. The company's corporate and R&D headquarters are based in Jerusalem.

The company's fact sheet can be viewed here.

For more information, the content of which is not part of this press release, please visit www.oramed.com

Forward-looking statements: This press release contains forward-looking statements. For example, we are using forward-looking statements when we discuss how the reverse stock split puts us closer to our goal of up-listing to a major market in the U.S. These forward-looking statements are based on the current expectations of the management of Oramed only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to difficulties or delays in obtaining approval for the listing of our shares on  Nasdaq, Except as otherwise required by law, Oramed undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Oramed, reference is made to Oramed's reports filed from time to time with the Securities and Exchange Commission.

Company Contact:
Oramed Pharmaceuticals
Aviva Sherman
Cell: +972-54-792-4438
Office: +972-2-566-0001
Email: aviva@oramed.com